Distribution Agreement
Calvert Distributors, Inc.

Addendum to Schedule II

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Distribution Fee

Calvert Impact Fund, Inc.

        Calvert Global Water Fund
Class A	Class B	Class I	Class Y
0.25%	0.75%	None	None

Schedule III

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Service Fee

Calvert Impact Fund, Inc.

        Calvert Global Water Fund
Class A	Class B	Class I	Class Y
0.25%	0.25%	None	None

Date: September 30, 2008